Exhibit 99.1

JBS Enters Personal Care Market with Flora Acquisition

US$542 million transaction expands the company’s consumer products platform and paves the way for growth opportunities in nutrition, health, and beauty

Amstelveen, Netherlands, November 9, 2026 — JBS N.V. (“JBS”) (NYSE: JBS; B3: JBSS32) announced today the acquisition of 100% of Flora, a Brazilian consumer products company owned by J&F Group, JBS’s controlling shareholder, in a transaction valued at US$542 million.

The acquisition represents a strategic expansion of JBS’s value-added consumer products platform and marks its entry into the beauty and personal care market, while expanding its presence in household cleaning products and opening opportunities for growth in nutrition, health, and dietary supplements. According to McKinsey’s Future of Wellness 2027 report, the global wellness market is valued at US$2.7 trillion. A key strategic rationale is the opportunity to connect JBS’s existing capabilities in ingredients and collagen with Flora’s consumer products expertise and distribution network.

The acquisition also complements JBS’s investments in higher-value ingredients, including Genu-in, a business established in 2022 to develop advanced applications for bovine collagen. In 2025, Genu-in launched Genu-in Skin, a functional ingredient designed to improve skin firmness and elasticity, supported by a clinical study published in the Journal of Medicinal Food. JBS is expanding its innovation capabilities through JBS Biotech in Florianópolis, Brazil, and BioTech Foods in San Sebastián, Spain, opening new possibilities for the development of functional ingredients and bioactive compounds in nutrition, health, beauty, and personal care.

With more than 45 years of history, Flora ranks among Brazil’s five largest companies in bath products and laundry care. With annual net revenue of R$2.9 billion (US$531 million) for the twelve months ended September 2026, its portfolio includes leading Brazilian brands such as Minuano, Francis, Neutrox, and OX. It operates five manufacturing facilities, seven distribution centers, and a research and development center, and employs more than 4,200 people. Flora originated as JBS’s hygiene and cleaning products division before being separated in 2007. The companies have maintained a longstanding commercial relationship, including JBS’s supply of beef tallow used in cleaning and hygiene products. The acquisition strengthens this industrial relationship, creates further opportunities to add value to animal protein coproducts, and provides JBS with an established platform for future category expansion through Flora’s brands and distribution network.

The transaction includes the assumption of Flora’s debt, with the equity consideration of US$367 million to be paid entirely in JBS treasury Class A shares and / or BDRs. Based on Flora’s EBITDA contribution and the transaction structure, JBS expects the acquisition to have no impact on its net leverage ratio. The structure allows JBS to expand its consumer products platform while preserving cash resources and maintaining its focus on financial discipline. JBS also announced today the acquisition of Canal Rural, a Brazilian media company focused on agribusiness and one of the most relevant sources of news and information for the agricultural sector, in a transaction valued at US$11 million (R$61 million) on a cash-free, debt-free basis. The final purchase price will be adjusted for net debt at closing, with payment terms and closing conditions substantially similar to those of the Flora acquisition.

The acquisitions are expected to close in December 2026, subject to customary closing conditions, unless otherwise agreed by the parties.

For further information, please visit https://ir.jbsglobal.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisitions of Flora and Canal Rural, their expected timing and the satisfaction of closing conditions. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would” and similar expressions identify forward-looking statements. These statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including the failure to satisfy or obtain a valid waiver of closing conditions, termination or delays in completing the transactions, difficulties integrating the acquired businesses, unforeseen liabilities, limitations on recourse against the sellers for pre-closing matters, changes in the purchase prices and changes in economic or market conditions. Additional risks are described in JBS’s filings with the United States Securities and Exchange Commission, including JBS’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 20-F. This list is not exhaustive, and other factors may cause actual results to differ materially. Forward-looking statements speak only as of the date hereof, and JBS undertakes no obligation to update them publicly except as required by law.

About JBS

JBS is a leading global food company with a diversified portfolio of high-quality products, including poultry, pork, beef, lamb, fish and plant-based proteins. The company employs more than 282,000 people and operates in over 20 countries, including Brazil, the United States, Canada, the United Kingdom and Australia. Worldwide, JBS offers a broad portfolio of brands recognized for their excellence and innovation, including Friboi, Seara, Swift, Pilgrim’s Pride, Moy Park, Primo and Just Bare, among others, reaching consumers in 180 countries every day. The company also invests in related businesses, including leather, biodiesel, collagen, fertilizers, natural casings, solid waste management solutions, recycling and transportation, with a focus on the circular economy. Learn more at jbsglobal.com.

Contacts:

JBS Investor Contact:

ir@jbsglobal.com

JBS Global Media Contact:

Juliano Nobrega

media@jbsglobal.com